Exhibit 99.1

NEWS RELEASE For Immediate Release

BrightView Announces New Employee Inducement Grants Under NYSE Rule 303A.08

BLUE BELL, PA, October 2, 2023 -- BrightView Holdings, Inc. (“BrightView” or the “Company”) (NYSE: BV), the leading commercial landscaping services company in the United States, today announced that the Company made two restricted stock unit (“RSU”) awards to its new President and Chief Executive Officer, Dale A. Asplund, effective on his start date, October 1, 2023. The awards were made pursuant to the Company’s previously announced employment letter agreement with Mr. Asplund, and as a material inducement to his joining the Company as its President and Chief Executive Officer.

The RSUs were granted under the Company’s 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”). First, Mr. Asplund received an award of 250,000 new hire RSUs. Second, Mr. Asplund received an award of 667,820 matching RSUs, which equaled the number of shares Mr. Asplund purchased before October 1, 2023, based on a personal investment of approximately $5.5 million. Both RSUs will vest ratably over four years beginning on October 1, 2024, subject to Mr. Asplund’s continued employment with the Company. In addition, and pursuant to the employment letter agreement, Mr. Asplund will be granted an inducement award of performance stock units (“PSUs”) under the Inducement Plan with a target award of 250,000 PSUs. The PSUs will vest based on continued service and performance over a three-year performance period (fiscal years 2024-2026) with the same performance goals as determined in November 2023 for the PSU awards granted to other senior executives as part of the fiscal year 2024 long-term incentive program, with payout ranges from 0% (for below threshold performance) to 200% (for maximum performance).

Each award was granted as a material inducement to employment in accordance with the NYSE Listed Company Manual Rule 303A.08.

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on Twitter, Facebook, and LinkedIn.

Source: BrightView Landscapes

Contact Information:

Investor Relations

IR@BrightView.com

News Media

David Freireich, Vice President of Communications & Public Affairs

(484) 567-7244

David.Freireich@BrightView.com

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